Exhibit 99.1

For Immediate Release:   May 20, 2009

Bridge Bank Names Margaret ‘Peggy’ Bradshaw
Chief Banking Officer

San Jose, CA – May 20, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, a full-service professional business bank headquartered in Silicon Valley, announced today that veteran business banker Margaret “Peggy” Bradshaw has joined the Bank as Executive Vice President and Chief Banking Officer.

“Peggy Bradshaw is the epitome of the experienced professional business banker we seek here at Bridge Bank,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “Her record of achievement and vast experience with business banking sales and relationship management will provide the Bank clear direction for growth as we continue to build share in our markets.”

In her role as Chief Banking Officer, Ms. Bradshaw will oversee Bridge Bank’s sales and client relationship functions.  She will directly manage and work with the division managers of each of the Bank’s primary lines of business, including corporate, technology, SBA and commercial real estate, and international banking.  She will also manage the business development activities of the Bank.

Ms. Bradshaw’s business banking career spans 30 years.  She started her banking career with Wells Fargo in San Francisco.  Ms. Bradshaw then joined San Jose based Plaza Bank of Commerce in 1982 to become the Regional Senior Vice President of Middle Market Lending.  Upon Plaza Bank’s acquisition by Comerica in 1992, Ms. Bradshaw advanced through several increasingly higher roles, including Head of Community Business Banking, Head of Small Business Administration National Department, and eventually Comerica’s Head of Personal Financial Services and Small Business Banking Divisions.

“Bridge Bank has built a reputation as a solid, professional bank that understands and supports its business clients with deep product knowledge and superior advisory service,” said Ms. Bradshaw.  “I look forward to leading the effort to build upon that foundation as the Bank prepares for the coming economic recovery.”

Ms. Bradshaw is a graduate of Santa Clara University and holds a B.S. in social science.  She also holds an M. Ed. from Smith College of Northhampton, MA.

Ms. Bradshaw is on the Board of Trustees of Santa Clara University and is on the Advisory Board of the Bannan Institute for Jesuit Education.  She is a past member of the Board of Regents of Santa Clara University and past Board member and Chair of the Family and Children Services of Palo Alto.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank.  The Bank is dedicated to meeting the financial needs of small and middle market companies, and emerging technology businesses, in Silicon Valley, Northern California, and the Nation.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."  Forward-looking statements describe future plans, strategies and expectations.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management's judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings' annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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